UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 25, 2019 (April 25, 2019)

Date of Report (Date of earliest event reported)

ENERGY TRANSFER OPERATING, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	1-31219	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8111 Westchester Drive, Suite 600,

Dallas, Texas 75225

(Address of principal executive offices) (Zip Code)

(214) 981-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 is incorporated by reference into this Item 3.03.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 25, 2019, Energy Transfer Operating, L.P. (the “Partnership”) issued 32,000,000 of its 7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series E Preferred Units”), at a price to the public of $25.00 per unit, pursuant to the previously filed Underwriting Agreement, dated as of April 17, 2019, by and among the Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC (the “Underwriters”).

On April 25, 2019, in connection with the issuance of the Series E Preferred Units, Energy Transfer Partners GP, L.P. (the “General Partner”) adopted Amendment No. 2 (the “LPA Amendment”) to the Fifth Amended and Restated Agreement of Limited Partnership of Energy Transfer Operating, L.P. to establish the rights and obligations of the Series E Preferred Units. The Series E Preferred Units entitle their holders to certain rights that are senior to the rights of holders of common units representing limited partner interests in the Partnership (“Common Units”), such as rights to certain distributions and rights upon liquidation of the Partnership.

The Series E Preferred Units rank senior to the Common Units and to any other class or series of the Partnership’s equity interests that may be established after the original issue date of the Series E Preferred Units (the “Original Issue Date”) and that are not expressly made senior to or on parity with the Series E Preferred Units as to the payment of distributions and amounts payable upon a liquidation event. The Series E Preferred Units rank junior to any other class or series of the Partnership’s equity interests that may be established after the Original Issue Date and that are expressly made senior to the Series E Preferred Units as to the payment of distributions and amounts payable upon a liquidation event. The Series E Preferred Units rank on parity with the Partnership’s 6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units and 7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units. The Series E Preferred Units have no stated maturity and are not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless repurchased or redeemed by the Partnership, as described below.

Distributions on the Series E Preferred Units are cumulative from the Original Issue Date and will be payable quarterly in arrears on the 15th day of February, May, August and November of each year, in each case, when, as, and if declared by the General Partner. A pro-rated initial distribution on the Series E Preferred Units will be payable on August 15, 2019 in an amount equal to approximately $0.58056 per Series E Preferred Unit. Distributions on the Series E Preferred Units will be payable out of amounts legally available therefor from and including the Original Issue Date to, but not including, May 15, 2024 at a rate equal to 7.600% per annum of the $25.00 liquidation preference. On and after May 15, 2024, distributions on the Series E Preferred Units will accumulate for each distribution period at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 5.161%.

The Series E Preferred Units may be redeemed by the Partnership at its option (i) at any time following the occurrence of certain ratings agency events, in whole but not in part, out of funds legally available for such redemption, at a redemption price in cash of $25.50 per Series E Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared, or (ii) at any time on or after May 15, 2024, in whole or in part, out of funds legally available for such redemption, at a redemption price in cash of $25.00 per Series E Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared.

Holders of Series E Preferred Units will generally have no voting rights, except as required by law and for limited voting rights with respect to (i) potential amendments to the Partnership Agreement that would have a material adverse effect on the existing terms of the Series E Preferred Units, (ii) the creation or issuance of any securities on parity with the Series E Preferred Units if the cumulative distributions payable on then outstanding Series E Preferred Units (or parity securities) are in arrears or (iii) the creation or issuance of any senior securities.

The terms of the Series E Preferred Units are more fully set forth in the LPA Amendment, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated into this Item 5.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit

3.1	Amendment No. 2 to Fifth Amended and Restated Agreement of Limited Partnership of Energy Transfer Operating, L.P., dated as of April 25, 2019.

5.1	Opinion of Latham & Watkins LLP regarding legality of the Series E Preferred Units.

8.1	Opinion of Latham & Watkins LLP relating to tax matters.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.1 hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER OPERATING, L.P.

	By:	Energy Transfer Partners GP, L.P.
its General Partner

	By:	Energy Transfer Partners, L.L.C.
its General Partner

Date: April 25, 2019	By:	/s/ Thomas E. Long
Thomas E. Long
Chief Financial Officer